UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                         Claxson Interactive Group Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G21912 10 3
--------------------------------------------------------------------------------
                                 (Cusip Number)

                           L. Kevin O'Mara, Jr., Esq.
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 14, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Roberto A. Vivo-Chaneton
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Uruguay
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 1,335,769

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 0
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 1,335,769
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 0

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        1,335,769
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        6.1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        IN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        1947 Carlyle Investments LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 4,358,057
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 4,358,057

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,358,057
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        20.1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        OO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        1945 Carlton Investments LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 4,178,846
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 4,178,846

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,178,846
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        19.3%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        OO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Mr. Gustavo A. Cisneros
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Venezuela
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 4,178,846
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 4,178,846

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,178,846
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        19.3%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        IN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Mr. Ricardo J. Cisneros
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Venezuela
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power:  4,358,057
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power:  4,358,057

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,358,057
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        20.1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        IN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Mr. Eric C. Neuman
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        United States
--------------------------------------------------------------------------------
                        7.      Sole Voting Power:  7,532

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 0
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power:  7,532
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 0

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        7,532
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        Less than 1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        IN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse, Tate & Furst Latin America Fund, L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 5,589,525
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 5,589,525

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        5,589,525
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        25.8%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 1,014,812
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 1,014,812

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        1,014,812
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        4.7%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        HMLA 1-SBS Coinvestors, L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 217,360
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 217,360

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        217,360
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        1.0%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Davivo International Ltd.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Cayman Islands
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 830,259
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 830,259

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        830,259
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        3.8%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse & Co. Partners, L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 10,000
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 10,000

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        10,000
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        Less than 1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        HMTF Holdings
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 107,945
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 107,945

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        107,945
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        0.5%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse Latin America & Co., L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 6,604,337
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 6,604,337

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        6,604,337
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        30.4%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        HMTF Fund V Tech Holdings LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 107,945
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 107,945

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        107,945
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        0.5%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        OO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse, Tate & Furst Equity Fund V, L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 107,945
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 107,945

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        107,945
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        0.5%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        HM5/GP LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 107,945
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 107,945

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        107,945
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        0.5%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        OO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        HM Partners Inc.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 10,000
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 10,000

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        10,000
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        Less than 1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse GP Partners L.A., L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 6,821,697
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 6,821,697

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        6,821,697
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        31.4%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        PN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Hicks, Muse Latin America Fund I Incorporated
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Texas
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 0

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power:  6,821,697
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 0
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power:  6,821,697

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

         6,821,697
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        31.4%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

         SLI.com Inc.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        British Virgin Islands
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 489,417

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 0
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 489,417
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 0

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        489,417
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        2.3%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Gallia Enterprises Ltd.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        British Virgin Islands
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 2,285

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 0
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 2,285
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 0

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        2,285
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        Less than 1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Luis H. Moreno III
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Panama
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 100,859

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 538,407
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 100,859
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 538,407

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        639,266
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        2.95%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        IN
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Interamerican Technology, S.A.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Panama
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 26,700

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 0
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 26,700
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 0

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        26,700
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        Less than 1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

CUSIP No. G2191 10 3
--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Bulls & Bears Enterprises Inc.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions):

        (a)  |_|

        (b)  |_|
--------------------------------------------------------------------------------
3.      SEC Use Only:


--------------------------------------------------------------------------------
4.      Source of Funds (See Instructions):

        SC
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): |_|

--------------------------------------------------------------------------------
6.      Citizenship or Place of Organization:

        Panama
--------------------------------------------------------------------------------
                        7.      Sole Voting Power: 20,005

      Number of
        Shares          --------------------------------------------------------
     Beneficially       8.      Shared Voting Power: 0
       Owned by
         Each
      Reporting         --------------------------------------------------------
        Person          9.      Sole Dispositive Power: 20,005
         With

                        --------------------------------------------------------
                        10.     Shared Dispositive Power: 0

--------------------------------------------------------------------------------
11.     Aggregate Amount Beneficially Owned by Each Reporting Person:

        20,005
--------------------------------------------------------------------------------
12.     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions):

        |_|
--------------------------------------------------------------------------------
13.     Percent of Class Represented by Amount in Row (11):

        Less than 1%
--------------------------------------------------------------------------------
14.     Type of Reporting Person (See Instructions):

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            The Schedule 13D (the "Schedule 13D"), dated April 23, 2007, as amended by Amendments No. 1, No. 2 and No. 3 filed on November 20, 2007, March 3, 2008 and April 4, 2008, respectively, is hereby further amended as set forth herein. Capitalized terms used herein without definition have the meanings set forth in the Schedule 13D. This Amendment No. 4 to Schedule 13D should be read in conjunction with, and is qualified in its entirety by reference to, the
Schedule 13D.

Item 4 is hereby amended by adding the following:

Item 4. Purpose of Transaction

            On July 14, 2008, certain reporting persons (the "Group"), which own 81.98% of the total number of issued and outstanding shares of Claxson, executed a written consent in lieu of a shareholder vote, approving the Agreement and Plan of Merger dated as of April 2, 2008, between Claxson and Remainco Inc. ("Remainco"), a wholly owned subsidiary of Claxson, and the transactions contemplated thereby, including the merger of Remainco with and into Claxson (the "Merger").

            On July 14, 2008, Claxson filed the articles of merger and the plan of merger with the Registrar of Corporate Affairs of the British Virgin Islands, pursuant to which Remainco was merged with and into Claxson, with Claxson continuing as the surviving corporation. As a result of the Merger, Claxson became wholly owned, directly and indirectly, by the Group. At the effective time of the Merger (a) each and every Class A common share of Claxson (other than shares owned by the Group and shares as to which shareholders properly dissent under British Virgin Islands law) was converted into the right to receive U.S. $13.75 per share in cash, without interest, and (b) the separate corporate existence of Remainco ceased.

            As a result of the Merger, Claxson filed a Certification and Notice of Termination of Registration on Form 15 with the SEC and terminated the registration of its common shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In light of Claxson's termination of the registration of its common shares under the Exchange Act, this Amendment No. 4 is the reporting persons' last amendment to Schedule 13D.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 15, 2008

                               /s/ Roberto A. Vivo-Chaneton
                               -------------------------------------------------
                               Roberto A. Vivo-Chaneton, as Attorney-in-Fact for the Reporting Persons(1)




------------------------
(1) Pursuant to that certain Joint Filing Agreement and Power of Attorney incorporated by reference to Exhibit 99.A to Schedule 13D filed by the Reporting Persons on April 24, 2007.